EXHIBIT 10 (l)

                               RETENTION AGREEMENT

            This RETENTION AGREEMENT (the "Agreement") dated as of August 1, 2000, sets forth the mutual and binding understanding of the undersigned regarding the special retention incentives intended to be afforded to Kevin Dunn (the "Executive") by Playtex Products, Inc. (Playtex and its subsidiaries together called the "Company") in order to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a "Change of Control".

1.    Definitions:

      The terms "Cause", "Change of Control " and "Good Reason" are defined in
      Exhibit I.

2.    Severance Upon Termination Prior To A Change Of Control:

      A. Termination By The Company Without Cause:

      If the Executive's employment is terminated by the Company during the Term without "Cause" but prior to the occurrence of a Change of Control, the Executive shall be entitled to receive an amount equal to one year's salary in effect at the time of the termination, plus one year's bonus (equal to the highest annual bonus paid to the Executive in respect of the three most recent years ended prior to the date of the Executive's termination of employment (the "Highest Annual Bonus")), both payable in regular pay periods for one year following the date of Termination. Such payouts shall not be reduced or subject to set-offs whether or not Executive obtains other employment.

      Such severance payments shall be in lieu of any severance payments otherwise payable under the Company Severance Plan or any other plan or arrangement of the Company concerning the Executive's termination of employment, but without prejudice to the Executive's other rights, if any, to other compensation under the Company's other plans and arrangements.

      B. Termination By The Company For Cause, By The Executive Voluntarily, or By Reason Of Death Or Disability (As Defined In Company's Long Term Disability Policy) Of Executive or:

      The Executive shall be entitled to the severance compensation set forth in the Company's Severance Plan and any other arrangement to which the Executive is party and which is applicable to such termination of employment, if any, but shall not be entitled to any supplemental or enhanced severance benefits hereunder.

3.    Severance Upon Termination Following A Change Of Control:

      For purposes of this Agreement, the Company's termination of the Executive's employment without Cause within three months prior to the occurrence of a Change of Control shall be treated as a termination following a Change of Control.

      A. Termination Within Three Years Following a Change of Control (i) By The Company Without Cause, Or (ii) By The Executive For "Good Reason":

            (i) The Company shall pay the Executive an amount (the "Special Termination Amount") equal to (a) one times the Executive's annual base salary at the time of the Change of Control or at the time of termination (whichever is higher) payable in regular bi-weekly installments over the duration of the year plus (b) one times the amount of one year's bonus equal to the highest annual bonus paid or payable to the Executive in respect of the three most recent fiscal years ended prior to the date of the Executive's termination of employment ("Highest Annual Bonus"), payable within 30 days after the date of termination.

            (ii) The Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination an amount equal to the sum of
      (a) the Executive's annual base salary through the date of termination to the extent not theretofore paid, (b) a pro rata portion of the Highest Annual Bonus based upon the percentage of the Company's fiscal year that shall have elapsed through the date of termination, (c) a pro rata contribution to the Company's Profit-Sharing and Deferred Benefit Equalization Plan with respect to the Executive (with no duplication of benefits) for the current fiscal year, and (d) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

            (iii) For the one-year period following the date of termination, the Company shall (a) continue medical, welfare and fringe benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company (as in at the time of the Change of Control; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare and fringe benefits under another employer provided plan, the medical and other welfare and fringe benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and (b) make equivalent payments to Executive equal to the payments which would have been made under the Playtex Profit-Sharing Plan and Deferred Benefits Equalization Plan with respect to the Executive, payable when such payments are made under the respective Plans.

      The severance payments and benefits provided hereunder shall be in lieu of any severance payments otherwise payable under the Company's Severance Plan or any other plan or arrangement of the Company in respect of the Executive's termination of employment, but without prejudice to the Executive's other rights, if any, to other compensation under the Company's other plans and arrangements.

      B. Termination (i) By The Company For Cause, (ii) By The Executive Without Good Reason, (iii) Death or Disability, Or (iv) For Any Reason After The Third Anniversary Of A Change of Control:

      Executive shall be entitled to the severance compensation set forth in the Company's Severance Plan or any other plan or arrangement to which the Executive is a party and which is applicable to such termination of employment, if any, but shall not be entitled to any supplemental or enhanced severance benefits hereunder.

4.    Special Payments Upon The Occurrence Of A Change of Control:

      The Company shall pay the Executive a special bonus (the "Special Bonus") in cash equal to the Highest Annual Bonus within 30 days following the consummation of the Change of Control.

      The Executive's accounts under the Playtex Products Profit-Sharing Retirement Plan and Deferred Benefit Equalization Plan shall become fully vested as of immediately prior to the consummation of the Change of Control.

      The Executive's outstanding stock options granted under the 1994 Playtex Stock Option Plan shall become fully vested as of immediately prior to the consummation of the Change of Control, provided, however, that such stock options shall not vest on an accelerated basis if such acceleration is the only factor which would prevent use of the pooling method of accounting in connection with the Change in Control in which event, the unvested options must be exchanged for common stock of the acquirer of equal value.

5.    Certain Restrictions On Payment Of Compensation And Benefits:

      Notwithstanding any other provision of this Agreement to the contrary, if the Company or the Executive determines (on the basis of advice from the Company's independent public accountants) that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement or any other arrangement, plan or policy constitutes a "parachute payment" under section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("Code"), then the amounts constituting a "parachute payment" which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the reduced payments do not constitute a "parachute payment". If, due to the uncertainty in the application of
      Section 4999, payments are made to the Executive which should not have been paid, such amount shall be treated as a loan to the Executive, who shall repay it with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code; and if additional amounts could have been paid to the Executive, the Company shall pay such amount together with such interest provided for in section 7872(f)(2) of the Code.

6.    No Mitigation Or Setoffs:

      The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement and, except as provided in Section 3(A)(iii)(a) (relating to continuation of medical, welfare and fringe benefits), such amounts shall not be reduced or subject to setoffs (whether or not the Executive obtains other employment).

7.    Confidential Information:

      During and after the term of Executive's employment by the Company and its affiliates, Executive shall keep secret and retain in strictest confidence, shall not use for the benefit of himself or others except in connection with the business and affairs of the Company, and shall not disclose to others all confidential matters of the Company and its affiliates, including, without limitation, trade "know-how", secrets, consultant contracts, customer lists, subscription lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs of the Company and its affiliates learned by Executive heretofore or hereafter, except (i) as required in the course of performing duties hereunder, (ii) with the Company's express written consent, (iii) if such information is or becomes generally known by the public other than as a result of a breach hereof or
      (iv) as required by law or judicial or administrative process.

8.    Covenant Not To Compete.

      In consideration of the rights granted Executive under this Agreement, Executive agrees, that for a two (2 ) year period following termination of employment with the Company and its affiliates for any reason, Executive shall not be engaged or interested in any business in, or which sells into, the United States which manufactures or sells or otherwise deals in sun care products, or other products then sold, or planned be sold in the near future, by the Consumer Products Division of the Company except through the ownership of less than 4% of the outstanding stock of a publicly held corporation.

            If any court shall deem any limitation in this Section 8 to be unreasonable as to time or area or otherwise, the limitations will be valid and enforceable to the maximum extent determined by the court to be reasonable.

9.    Injunctive Relief

Executive acknowledges that the harm to Company arising from a violation of the provisions of Section 7 or 8 would be significant and irreparable and therefore Executive agrees that the Company shall be entitled as a matter of right to equitable relief by way of an injunction (without needing to post any bond), in the event of any violation or threatened violation by Executive of Section 7 or 8.

10.   Miscellaneous:

      A.    Withholding:

      The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      B.    Governing Law/Amendment:

      This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to the principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      C.    Enforceability:

      The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the

      Company or the Executive or others of the enforceability of any provision of this Agreement (except however, those of Sections 7, 8 and 9), including the amount of any payment, plus interest on any delayed payment.

      D.    Waiver:

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. The Executive's or the Company's failure to insist upon strict compliance with any provision or the failure to assert any right shall not be deemed to be a waiver of such provision or right.

      E.    Counterparts; Binding Effect:

      This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            PLAYTEX PRODUCTS, INC.


/S/ KEVIN DUNN                              By: /S/ MICHAEL R. GALLAGHER
-------------------------------------           --------------------------------
Kevin Dunn                                      Michael R. Gallagher
President, Consumer Products Division           Chief Executive Officer

                                    EXHIBIT I

                              Certain Defined Terms

            "Cause" shall mean (i) repeated violations by the Executive of the Executive's duties to the Company (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations and (ii) the Executive's conviction of a felony involving the assets or business of the Company or its affiliates.

            "Change of Control" shall mean the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14 (d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of the Company, (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to any party or parties to the Stock Purchase Agreement or their respective affiliates or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the "Board") (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of all the Directors or a majority of the Directors on either the "Purchaser Nominating Committee" or the "Non-Purchaser Nominating Committee" as such terms are defined by the Stock Purchase Agreement, in each case who were either directors at the beginning of such period or were previously so elected or nominated) cease for any reason to constitute a majority of the Board then in office.

            "Good Reason" shall mean any substantial diminution in the Executive's title, duties, status, reporting relationship, authority, or responsibilities, a reduction in the aggregate compensation and benefits provided to the Executive by the Company and its affiliates from those earned by the Executive at the time of the Change of Control, or a requirement that the Executive's principal place of employment be relocated more than 35 miles from his principal place of employment prior to the occurrence of a Change of Control, which diminution, reduction or relocation is not remedied in a reasonable period of time after receipt of written notice from the Executive specifying such events.